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                                  EXHIBIT 2.6
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                  FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT


     This FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT is dated as of May 17, 1995, by and among PAUGUS TELEVISION, INC., a Delaware corporation ("Seller"); PAXSON COMMUNICATIONS OF BOSTON-60, INC., a Florida corporation ("Paxson-60"); and PAXSON BOSTON LICENSE, INC., a Florida corporation ("Paxson-License") (Paxson-60 and Paxson-License are collectively, the "Buyers").

                                    RECITALS

     F. Paxson-60, Seller, the Trust and the Estate entered into an Asset Purchase Agreement dated as of January 20, 1995 (the "Purchase Agreement"), under which Paxson-60 agreed, subject to the terms and conditions set forth therein, to purchase from Seller all of the assets used or useful in connection with the business or operations of Television Station WGOT-TV, Merrimack, New Hampshire (the "Station").

     G. Pursuant to its right under the Purchase Agreement, Paxson-60 has assigned its rights and interests under the Purchase Agreement to Paxson-License, insofar as such rights and interests relate to the FCC Licenses.

     H. Seller and Buyers desire to amend the Purchase Agreement as set forth herein.

     I. All capitalized terms used in this First Amendment and not otherwise defined in this First Amendment shall have the same meanings assigned to them in the Purchase Agreement.

                                   AGREEMENTS

     In consideration of the above premises and the covenants and agreements contained in the Purchase Agreement and this First Amendment, Seller and Buyers agree as follows:
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SECTION 1.  CLAIMS

     Buyers and Seller agree that, following the closing of the transactions described by the Purchase Agreement (the "Closing"), Seller shall, at Seller's cost and expense, continue to oppose, without regard to the survival period for representations and warranties specified in Section 10.1 of the Purchase Agreement, the pending Request for Approval of Petition to Deny filed by Neal
P. Cortell ("Cortell") with the Federal Communications Commission ("FCC") on April 20, 1995, the Petition to Reconsider filed at the FCC by Cortell on or about May 9, 1995, the Complaint filed by Cortell with the Superior Court Division of the Trial Court of the Commonwealth of Massachusetts for Middlesex County on April 18, 1995, and any other petitions, pleadings or filings by Cortell with the FCC or any state and federal court (collectively, the "Cortell Proceedings"). Notwithstanding the requirements of Section 10.1 or any other provision of the Purchase Agreement to the contrary, all representations and warranties of Seller that relate to claims or issues raised in the Cortell Proceedings shall survive the Closing without regard to the time period specified in Section 10.1.


SECTION 2.  MISCELLANEOUS

     2.1 Other Provisions. Except where inconsistent with the express terms of this First Amendment, all provisions of the Purchase Agreement as originally entered into shall remain in full force and effect.

     2.2 Governing Law. This First Amendment shall be governed, construed, and enforced in accordance with the laws of the State of Massachusetts (without regard to the choice of law provisions thereof).

     2.3 Rules of Construction. The rules of construction set forth in the Purchase Agreement shall apply to this First Amendment.

     2.4 Successors and Assigns. This First Amendment shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

     2.5 Further Assurances. The parties shall take any actions and execute any other documents that may be necessary or desirable to the implementation and consummation of this First Amendment.





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     2.6  Execution in Counterparts.  This First Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

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     IN WITNESS WHEREOF, the parties hereto have duly executed this First
Amendment as of the date first above written.

                                       PAUGUS TELEVISION, INC.



                                       By:/s/ Paul Peter Nicolai
                                          ------------------------------------
                                           Name:Paul Peter Nicolai
                                           Title: Treasurer


                                       PAXSON COMMUNICATIONS OF BOSTON-60,
                                            INC.



                                       By:/s/ William L. Watson
                                          ------------------------------------
                                          Name:  William L. Watson
                                          Title: Secretary


                                       PAXSON BOSTON LICENSE, INC.



                                       By:/s/ William L. Watson
                                          ------------------------------------
                                          Name:  William L. Watson
                                          Title: Secretary





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